Exhibit 99.1

Contacts:

Ed Schnopp	Kristyn Hutzell
Senior Vice President, Treasurer and CFO	Investor Relations
(805) 987-8741	(925) 946-9432

March 24, 2005

POWER-ONE ANNOUNCES NEW DIRECTOR

Camarillo, CA, March 24, 2005 — Power-One, Inc. (NASDAQ: PWER) today announced that Gayla J. Delly has joined the Company’s Board of Directors effective March 24, 2005.

Ms. Delly currently serves as Executive Vice President, Chief Financial Officer and Treasurer of Benchmark Electronics, a $2.0 billion dollar company that is in the business of manufacturing electronics and providing services to original equipment manufacturers of telecommunication equipment, computers and related products for business enterprise, video/audio/entertainment products, industrial control equipment, testing and instrumentation products and medical devices. Prior to joining Benchmark Electronics, she was employed as a Senior Audit Manager at KPMG LLP. Ms. Delly holds a B.S. degree in accounting from Stanford University and is a Certified Public Accountant.

“We are pleased to welcome Gayla Delly to the Power-One Board,” said Steve Goldman, Chairman and Chief Executive Officer of Power-One. “Gayla is an experienced and talented financial professional with extensive experience in electronics manufacturing and its associated industries.  Her knowledge and financial expertise will be a valuable resource for the Board and the Company.”

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Norway, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

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